Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Catalyst Biosciences, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$219,989,231.16	0.0001102	$24,242.81
Fees Previously Paid	-		-
Total Transaction Valuation	$219,989,231.16
Total Fees Due for Filing			$24,242.81
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$24,242.81

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (“Catalyst Common Stock”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on March 30, 2023, the maximum number of shares of Catalyst Common Stock to which this transaction applies is estimated to be 1,110,776,224 which consists of (a) 953,821,796 shares of Catalyst Common Stock issuable to GNI USA, Inc., a Delaware corporation, and (b) 156,954,428 shares of Catalyst Common Stock issuable to certain individuals, each pursuant to the Business Combination Agreement, dated December 26, 2022.

(iii)	Value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Rule 0-11(c)(1) and Rule 0-11(a)(4) under the Exchange Act, the underlying value of the transaction was calculated based on the product of (a) 1,110,776,224 shares of Catalyst Common Stock (as listed above in item (ii)) and (b) $0.1981 (the average of the high and low prices of Catalyst Common Stock on March 28, 2023 as reported on the Nasdaq Capital Market) (the “Value of Transaction”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001102 multiplied by the Value of Transaction.

Table 2: Fee Offset Claims and Sources

N/A